EXHIBIT 99.1

FINISH LINE REPORTS THIRD QUARTER EARNINGS

•	Third Quarter earnings per diluted share increased 25%

•	December Comparable Store Sales Increased 9%

•	Increasing 4th Quarter Earnings Guidance

INDIANAPOLIS—January 4, 2005—Alan H. Cohen, Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced earnings for the third quarter representing the thirteen weeks ended November 27, 2004.

THIRD QUARTER RESULTS:

On a GAAP basis, net income for the thirteen weeks ended November 27, 2004 (the “third quarter” or “Q3”) was $2.3 million or $.05 per diluted share, which was a 25% (twenty-five percent) increase versus $.04 per diluted share (as adjusted for the 2 for 1 stock split in November 2004) reported for the thirteen weeks ended November 29, 2003 (“Q3 LY”). In Q3 LY, the Company realized a benefit from a gain on a tornado insurance settlement of $.01 per diluted share. Excluding this item, non-GAAP adjusted diluted earnings per share would have been $.03 per diluted share in Q3 LY. As a result, Q3 earnings of $.05 per diluted share increased 67% (sixty-seven percent) versus comparable earnings of $.03 per diluted share for Q3 LY. Diluted weighted average shares outstanding were 49,361,000 for the thirteen weeks ended November 27, 2004, versus 48,626,000 shares outstanding for Q3 LY.

Net sales increased 16% (sixteen percent) to $235.3 million for Q3 compared to $202.0 million reported for Q3 LY. Comparable store net sales increased 8% (eight percent) for Q3 on top of an increase of 25% (twenty-five percent) reported for Q3 LY.

YEAR-TO-DATE RESULTS:

On a GAAP basis, net income for the thirty-nine weeks ended November 27, 2004 (“YTD”) was $33.7 million or $.68 per diluted share versus $.55 per diluted share (as adjusted for the 2 for 1 stock split in November 2004) for the thirty-nine weeks last year ended November 29, 2003 (“YTD LY”). Included in YTD LY results is the benefit from the gain on the insurance settlement of $.02 per share. Excluding this item, non-GAAP adjusted diluted earnings per share would have been $.53 per diluted share for YTD LY. As a result, YTD earnings per diluted share of $.68 increased 28% versus comparable earnings of $.53 per diluted share for YTD LY. Diluted weighted average shares outstanding were 49,302,000 for the thirty-nine weeks ended November 27, 2004, versus 48,018,000 shares outstanding for YTD LY.

Net sales increased 18% (eighteen percent) to $805.4 million for YTD compared to $680.6 million for YTD LY. Comparable store net sales increased 9% (nine percent) for YTD on top of a 20% (twenty percent) increase reported for YTD LY.

Mr. Cohen stated, “We are pleased with our third quarter operating results. We continue to capture market share and improve operating profit as gross profit margin increased 70 basis points from Q3 LY (product margins increasing 30 basis points, occupancy costs improving 30 basis points and shrink expense improving 10 basis points). The gross profit margin improvement was partially offset by SG&A expenses increasing 50 basis points versus Q3 LY, driven by increased marketing expenditures in our continued effort to build Finish Line’s brand awareness and increased freight costs related to elevated fuel surcharges.

“Our sales for the important holiday season were very strong and exceeded plan. Comparable store sales for the five-week period ended January 1, 2005 increased 9% (nine percent) on top of a 22% (twenty-two percent) gain for the same period last year.”

With December sales results exceeding plan, the Company announced it has increased diluted earnings per share guidance for the 4th quarter to a range of $.52 to $.54 from prior guidance of $.50 to $.52.

Merchandise inventories were $263.7 million at November 27, 2004 compared to $230.0 million at November 29, 2003. On a per square foot basis, merchandise inventories at the end of Q3 increased approximately 4% (four percent) compared to one year ago.

The Company operated 592 stores at November 27, 2004, an increase of 11% (eleven percent) over the 532 stores operated one year ago. The Company has opened 65 new stores through November 27, 2004 (of the planned 71 new stores), remodeled 26 existing stores and closed 4 stores. Total retail square footage increased 10% (ten percent) to 3,389,000 at November 27, 2004 versus 3,085,000 square feet at the end of Q3 LY.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Wednesday, January 5th. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 3094426). Those interested in listening to the call on the web can do so at www.finishline.com.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 3094426). This replay will be available commencing at approximately 9:45 ET on Wednesday, January 5th and will remain available through January 6th. In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of athletic footwear, apparel and accessories for men, women and children. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 597 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended November 27, 2004	Thirteen Weeks Ended November 29, 2003	Thirty-nine Weeks Ended November 27, 2004	Thirty-nine Weeks Ended November 29, 2003
Net sales	$235,253	$202,035	$805,381	$680,629
Cost of sales (including occupancy expenses)	170,662	147,976	559,793	479,449

Gross profit	64,591	54,059	245,588	201,180
Selling, general, and administrative expenses	61,520	51,960	192,337	160,588
Insurance income—tornado	—	(1,228)	—	(1,228)
Interest income (net)	255	143	713	473

Income before income taxes	3,326	3,470	53,964	42,293
Income taxes	994	1,319	20,237	16,072

Net income	$2,332	$2,151	$33,727	$26,221

Diluted weighted average shares outstanding (1)	49,361	48,626	49,302	48,018

Diluted net income per share (1)	$0.05	$0.04	$0.68	$0.55

Dividends declared per share	$0.025	—	$0.05	—

Reconciliation of GAAP net income to non-GAAP adjusted net income
GAAP net income	$2,332	$2,151	$33,727	$26,221
Adjustments to GAAP income:
Insurance income—tornado	—	(1,228)	—	(1,228)

	2,332	923	33,727	24,993
Tax effect	—	467	—	467

Non-GAAP adjusted net income	2,332	1,390	33,727	25,460

Diluted weighted average shares outstanding (1)	49,361	48,626	49,302	48,018

Non-GAAP adjusted diluted net income per share on a comparable basis to previous guidance (1)	$0.05	$0.03	$0.68	$0.53

Condensed Consolidated Balance Sheet

ASSETS	November 27, 2004	November 29, 2003	February 28, 2004
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$36,817	$38,094	$77,077
Marketable securities	12,675	13,400	18,775
Merchandise inventories, net	263,693	229,988	192,599
Other current assets	22,762	19,962	9,087
Property and equipment, net	141,775	119,023	122,474
Other assets	1,394	5,099	5,541

Total assets	$479,116	$425,566	$425,553

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$112,422	$120,980	$93,334
Deferred rent payments	8,893	9,026	8,893
Shareholders’ equity	357,801	295,560	323,326

Total liabilities and shareholders’ equity	$479,116	$425,566	$425,553

(1)	Prior year amounts restated to give effect to the 2 for 1 stock split on November 17, 2004.

CONTACT:

The Finish Line, Inc., Indianapolis

Kevin S. Wampler, 317/899-1022 ext 6914

Executive Vice President—Chief Financial Officer